Exhibit 99.1

News Release Contact: Jeff Smith	BJ Services Company 4601 Westway Park Blvd. Houston, Texas 77041 713/462-4239

BJ SERVICES REPORTS FIRST FISCAL QUARTER EARNINGS OF $0.51

PER DILUTED SHARE, AFTER $0.05 PENSION SETTLEMENT CHARGE

Houston, Texas. January 27, 2009. BJ Services Company (BJS-NYSE, CBOE, PCX) today reported net income of $149.2 million, or $0.51 per diluted share, for the first quarter of fiscal 2009, which ended December 31, 2008. The quarter’s diluted earnings per share decreased 12% compared to the $0.58 per diluted share reported in the first quarter of fiscal 2008 and 11% from the $0.57 per diluted share in the previous quarter. First quarter 2009 operating results included a non-cash charge of $21.7 million (pre-tax), or $0.05 per diluted share, related to the settlement of a frozen U.S. defined benefit pension plan. In December 2008, the Company received a final determination letter from the U.S. Internal Revenue Service allowing the Company to settle its pension obligation in accordance with the terms of an insurance company agreement entered into in September 2006.

Revenue in the first quarter of fiscal 2009 was $1,431.6 million, 11% higher than the $1,285.1 million reported in the prior year’s December quarter and 6% lower than the $1,529.8 million reported in the previous quarter. Including the pension-related charge mentioned above, operating income for the quarter was $220.4 million, a 13% decrease compared to $252.6 million reported in the first quarter of fiscal 2008 and a 16% decrease compared to $261.1 million for the previous quarter. As a percentage of revenue, operating income was 15.4% in the first quarter of fiscal 2009, compared to 19.7% in the first quarter of fiscal 2008 and 17.1% in the previous quarter. The $21.7 million pension charge represented 1.5% of revenue for the quarter.

Commenting on the results, Chairman and CEO Bill Stewart said, “We were pleased with our operating results for the quarter, which exceeded our expectations. U.S. activity was bolstered somewhat by projects that had been delayed in the previous quarter due to hurricane activity along the Gulf Coast. Our Canada pressure pumping operations experienced higher volume and some pricing improvement sequentially. International pressure pumping activity was down sequentially, primarily as a result of anticipated customer and weather-related slowdowns, but showed marked year over year improvement in revenue and profitability, as a result of new contracts added during fiscal 2008 and more favorable weather conditions in most international markets between the two periods. Oilfield service group revenues were also down sequentially, due in part to the seasonal slowdown in Process and Pipeline Services activity, and operating income margins for the group were slightly lower as a result of a change in product and service mix.

“Recent economic forecasts suggest that the lower commodity pricing environment will likely be with us for at least the remainder of the year, as a result of the global economic slowdown. This will lead to lower drilling activity in the U.S. and other markets in which we serve, and consequently reduce demand for our products and services. We are taking appropriate measures to manage through these anticipated activity declines, without sacrificing job quality, safety and long-term commitment to our customers. In addition, we are reducing capital spending plans to a level that we expect to be 20-25% lower than fiscal year 2008.”

Cash and cash equivalents increased $22.2 million to $172.5 million and debt decreased $3.9 million to $552.5 million during the quarter. Uses of cash during the quarter included capital expenditures of $113.8 million, treasury stock purchases of 3.5 million shares for $44.2 million, and the payment of $14.7 million in dividends to our stockholders. Debt repayable within the next twelve months is approximately $54 million, and the Company has no borrowings outstanding under its $400 million bank credit facility.

CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(in thousands except per share amounts)

	Three Months Ended
	December 31		September 30
	2008	2007	2008
Revenue	$1,431,642	$1,285,065	$1,529,767
Operating Expenses:
Cost of sales and services	1,099,232	950,450	1,174,196
Pension settlement Research and engineering	21,695 17,120	— 17,198	— 17,323
Marketing	30,745	28,832	30,907
General and administrative	42,421	36,630	42,344
Loss (gain) on long-lived assets	28	(626)	3,867

Total operating expenses	1,211,241	1,032,484	1,268,637

Operating income	220,401	252,581	261,130

Interest expense	(6,081)	(7,862)	(6,705)
Interest income	515	474	528
Other income/(expense), net	1,452	(2,711)	(7,904)

Income before income taxes	216,287	242,482	247,049
Income taxes	67,049	70,298	78,954

Net income	$149,238	$172,184	$168,095

Earnings Per Share:
Basic	$0.51	$0.59	$0.57
Diluted	$0.51	$0.58	$0.57
Weighted Average Shares Outstanding:
Basic	292,685	292,627	294,153
Diluted	293,910	295,284	296,050
Supplemental Data:
Depreciation and amortization	$70,656	$62,766	$70,268
Capital expenditures	113,773	161,797	180,930
Debt	552,469	624,324	556,340

Operating Highlights

We revised our internal management reporting structure in fiscal 2009, moving our U.S. service tool business, which previously had been reported within the U.S./Mexico Pressure Pumping segment, into the Completion Tools division of our Oilfield Services Group. All periods presented have been recast to conform to the new reporting structure. Following are the results of operations for the three months ended December 31, 2008, December 31, 2007 and September 30, 2008:

	Three Months Ended
	December 31		September 30
	2008	2007	2008
U.S./Mexico Pressure Pumping
Revenue	$721,546	$654,142	$755,240
Operating Income	151,885	180,088	147,942
Operating Income Margins	21%	28%	20%
Canada Pressure Pumping
Revenue	$131,810	$121,346	$133,702
Operating Income	28,843	16,992	19,463
Operating Income Margins	22%	14%	15%
International Pressure Pumping
Revenue	$328,968	$288,512	$355,019
Operating Income	45,559	35,925	56,645
Operating Income Margins	14%	12%	16%
Oilfield Services Group
Revenue	$249,318	$221,065	$285,806
Operating Income	44,564	41,967	58,735
Operating Income Margins	18%	19%	21%
Corporate
Operating Loss	$(50,450)	$(22,391)	$(21,655)

December Quarter Review

U.S./Mexico Pressure Pumping Services first quarter 2009 revenue of $721.5 million was 4% lower than the September 2008 quarter (sequential) and 10% higher than the December 2007 quarter (year over year). Average drilling rig activity for U.S./Mexico decreased 4% from the previous quarter and the seasonal weather and regulatory-related declines in the Rocky Mountains significantly impacted the sequential revenue results. Year over year, average active drilling rigs increased 6% with almost all regions contributing to the increase, with the Rocky Mountains, Mid-continent and Northeast regions being the most significant contributors. The year over year improvement represents higher volume but lower relative pricing for our products and services. Operating income margins for U.S./Mexico improved slightly to 21% from 20% in the previous quarter, but declined from 28% in the same quarter last year, primarily as a result of the lower relative pricing.

Canada Pressure Pumping Services first quarter 2009 revenue of $131.8 million decreased 1% sequentially, as a result of unfavorable exchange rates which were largely offset by increased service activity and modest pricing improvement. The U.S. dollar strengthened approximately 16% against the Canadian dollar between the two periods, resulting in a decrease in the U.S. dollar equivalent value of Canadian sales. Year over year revenue increased 9% due to increased activity levels and an increase in the average size of jobs being performed. Average active drilling rig activity in Canada increased 15% from the prior year quarter and decreased 6% sequentially. Operating income margin for Canada increased to 22% in the first quarter of fiscal 2009 from 15% in the previous quarter, as the prior quarter was negatively impacted by higher material costs and lower pricing. Year over year, operating income margins improved from 14% reported in the prior year.

International Pressure Pumping Services first quarter 2009 revenue of $329.0 million decreased 7% sequentially with average active drilling rig levels remaining unchanged for the same period. Revenue compared to the same quarter last year increased 14% with average active drilling rigs up 6%. Percentage changes in revenue by region compared to the fourth quarter and first quarter of fiscal 2008 are as follows:

Region	Sequential	Year Over Year
Europe	-21%	-7%
Middle East	-8%	9%
Asia Pacific	1%	29%
Russia	-23%	11%
Latin America	-3%	20%

The decline in Europe revenue sequentially is primarily the result of unfavorable exchange rates and lower activity in the continental Europe markets, as well as customer and weather-related job delays in the U.K. The sequential decline in the Middle East is largely attributable to lower customer rig activity in Saudi Arabia, India and Algeria. The lower revenue in Russia sequentially is a reflection of the difficult operating environment in that market resulting from the financial and economic crisis. Latin America revenues were lower sequentially, as lower stimulation activity in Brazil offset the impact of higher activity in Peru.

Year over year, International Pressure Pumping revenue improved 14% with average international drilling rig activity increasing 6%. Revenue increased 29% in Asia Pacific, 20% in Latin America and 9% in the Middle East, with average active drilling rigs increasing 2%, 11% and 3%, respectively, primarily as a result of new contracts awarded during fiscal 2008. The Asia Pacific increase reflects new projects in China, increased activity levels in Malaysia and increased product sales in Thailand. Latin America benefited from increased stimulation activity in Venezuela, Brazil and Argentina. The Middle East increase was primarily the result of increased activity in North Africa and Oman, partially offset by lower activity in India. Russia revenue increased year over year primarily as a result of more favorable weather conditions in the first quarter of fiscal 2009 compared to the same quarter in fiscal 2008.

Operating income margins for International Pressure Pumping were 14% compared to 16% reported in the previous quarter and 12% reported in last year’s December quarter. Sequential declines were the result of the overall activity and revenue decline in the segment, while the year over year improvement was mainly due to increased volume in Asia Pacific and Latin America.

Oilfield Services Group first quarter 2009 revenue of $249.3 million decreased 13% sequentially and increased 13% year over year. Percentage changes in revenue by division compared to the fourth quarter and first quarter of fiscal 2008 are as follows:

Division	Sequential	Year Over Year
Tubular Services	-11%	-2%
Process and Pipeline Services	-20%	-2%
Chemical Services	-2%	16%
Completion Tools	-24%	38%
Completion Fluids	18%	38%

Completion Fluids benefited from increased fluid sales in Mexico, improving revenue 18% from the previous quarter, while all other operating segments within the Oilfield Services Group had a sequential decline in revenue during the first fiscal quarter of 2009. The Process and Pipeline Services business, which had record revenue results in the previous quarter, was most significantly impacted by seasonal slowdowns in the North Sea as well as project delays in Africa. Completion Tools revenue decreased as a result of large project-related sales in Latin America in the previous quarter.

Completion Tools led the Oilfield Services Group revenue improvement year over year, benefiting from the operations of Innicor Subsurface Technologies, which was acquired in late May 2008. Completion Fluids and Chemical Services also made solid contributions to the overall revenue increase.

The Oilfield Services Group operating income margin for the quarter was 18%, down from 21% in the previous quarter and 19% reported in last year’s December quarter. The sequential decline was due primarily to the seasonal decline in revenue from our Process and Pipeline Services business and a difference in product and service mix.

Corporate operating loss in the first quarter of fiscal 2009 includes the $21.7 million non-cash pension settlement charge and higher estimated incentive and stock compensation expenses than the comparable periods.

Consolidated Geographic Highlights

The following table reflects the percentage change in consolidated revenue by geographic area for the December 2008 quarter compared to the September 2008 quarter and the December 2007 quarter. The information presented is based on our combined service and product line offering by geographic region.

Geographic	Sequential	Year Over Year
U.S.	-5%	9%
Canada	-4%	21%

Total	-5%	10%

Latin America	-7%	28%
Europe/Africa	-18%	-6%
Russia	-34%	55%
Middle East	-7%	1%
Asia Pacific	4%	28%

Total	-6%	11%

Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Any unexpected disclosures of non-GAAP financial measures discussed on the call will be posted on our website as soon as possible after the disclosure.

Conference Call

The Company will hold a conference call following this earnings release. The call will take place at 9:00 a.m. Central Time.

To participate in the conference call, please dial 913-981-5559 ten minutes prior to the conference call start time and give the conference code number 6445232. If you are unable to participate, the conference call will be available for playback three hours after conclusion of the conference call. The playback number is 719-457-0820 and the replay entry code is 6445232. Playback will be available for five days.

The conference call will also be available via real-time webcast at www.bjservices.com. Playback of the webcast will be available following the conference call.

This news release contains forward-looking statements that anticipate future performance such as the Company’s prospects, expected revenue, expenses and profits, strategies for our operations, and other subjects, including conditions in the oilfield service and oil and natural gas industries and in the U.S. and international economy in general. These forward-looking statements are based on assumptions that may prove to be inaccurate, and they are subject to risks and uncertainties that could cause actual results to differ materially from the results expected. These risk factors include, but are not limited to, general economic and business conditions, global economic growth and activity, oil and natural gas market conditions, political and economic uncertainty, and other risks and uncertainties described in our Annual Report on Form 10-K and subsequent public filings with the Securities and Exchange Commission.

BJ Services Company is a leading provider of pressure pumping, well completion, production enhancement and pipeline services to the petroleum industry.

**********

(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)